Vital Therapies, Inc. Announces Stockholder Approval of Business Combination with Immunic AG

SAN DIEGO – April 4, 2019—Vital Therapies, Inc. (Nasdaq: VTL) announced that its stockholders voted to approve the proposals required to complete the business combination with Immunic AG at a special meeting of Vital Therapies stockholders held earlier today. Approximately 98.82% of the shares voted at the special stockholder meeting voted in favor of the Exchange Agreement proposal, with each of the other related proposals also receiving sufficient votes for approval.
“We truly appreciate the support we have received from our stockholders for this transformational combination with Immunic,” said Duane Nash, President and Chief Executive Officer of Vital Therapies. “We believe that this outcome represents the best option for our stockholders, as the transaction is expected to create a publicly listed company with a strong cash position and promising portfolio of multiple oral drug candidates with best-in-class potential for the treatment of highly-prevalent and debilitating autoimmune and inflammatory diseases. I look forward to handing the baton to Immunic’s Chief Executive Officer, Daniel Vitt, Ph.D., and his experienced team of executives to enable the further development of these important drug candidates.”
As previously announced, the Boards of Directors of both Vital Therapies and Immunic unanimously approved the business combination, which is expected to be consummated by mid-April 2019. In connection with the closing of the transaction, Vital Therapies will change its name to Immunic, Inc. and the Company’s shares will commence trading on The Nasdaq Stock Market under the symbol “IMUX”.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning or implying that we will be successful in completing and realizing the potential benefits of our business combination with Immunic AG. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

Risks and uncertainties include, but are not limited to, risks relating to the completion of the transaction, including the ability of the parties to satisfy closing conditions; the completion by Immunic of its financing concurrently with the closing of the transaction; the cash balance of the company following the closing of the transaction and the financing, and expectations with respect thereto; the potential benefits of the proposed transaction; the business and prospects of the company following the proposed transaction; the ability of Vital Therapies to remain listed on the Nasdaq Capital Market; and whether the combination will be able to enhance or maximize stockholder value.
These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.
Contact:

Vital Therapies, Inc.
Investor Relations
858-673-6840
InvestorRelations@vitaltherapies.com